Pricing Sheet dated May 21, 2009 relating to
Terms Supplement No. 5 dated April 28, 2009 to
Product Supplement No. 3 dated January 25, 2008 and
Prospectus Supplement and Prospectus dated February 5, 2007Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	May 2009 Filed pursuant to Rule 433 Registration Statement No. 333-140456

PLUS Based on the Value of the S&P 500® Index due June 21, 2010

Performance Leveraged Upside Securitiessm

PRICING TERMS — May 21, 2009
Issuer:	Eksportfinans ASA

Maturity date:	June 21, 2010
Underlying index:	S&P 500® Index (SPX)
Aggregate principal amount:	$9,365,940.00
Payment at maturity:	If final index value is greater than initial index value, $10.00 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10.00 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.00.
Leveraged upside payment:	$10.00 x leverage factor x index percent increase
Index percent increase:	(final index value — initial index value) / initial index value
Initial index value:	888.33, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	June 16, 2010 subject to adjustment for certain market disruption events
Leverage factor:	300.00%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.72 per PLUS (127.20% of the stated principal amount)
Stated principal amount:	$10.00
Issue price:	$10.00 (see “Commissions and Issue Price” below)
Pricing date:	May 21, 2009
Original issue date:	May 29, 2009 (5 business days after the pricing date)
CUSIP:	282649672
ISIN:	US2826496729
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10.00	$0.15	$9.85
Total	$9,365,940	$140,489.10	$9,225,450.90

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page TS -6 in the accompanying terms supplement no. 5 for further details.
(2)	For additional information, see “Supplemental Plan of Distribution” in the product supplement no. 3.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley. Eksportfinans ASA is an authorized sublicensee. The PLUS are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC, and Standard & Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 5 dated April 28, 2009
Product Supplement No. 3 dated January 25, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

MORGAN STANLEY

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.